Exhibit 99.1

UNITY Biotechnology Announces Appointment of Clinical Development and Industry Veteran Gilmore O’Neill, M.B., to the Board of Directors

Nathaniel E. David, Ph.D., to step down from Management Team, but will remain on UNITY’s Board

Changes Reflect Strategic Focus on Clinical Development in Age-Related Diseases of the Eye and Brain

SOUTH SAN FRANCISCO, Calif., December 14, 2020 – UNITY Biotechnology, Inc. (“UNITY”) [NASDAQ: UBX], a biotechnology company developing therapeutics to slow, halt or reverse diseases of aging, today announced Gilmore O’Neill, M.B., has been appointed to the board of directors and as the chair of the science committee. This evolution of UNITY’s board composition reflects a continued focus on building a clinical-stage drug development company to advance its ophthalmology and neurology programs.

“We are delighted to add a proven clinical scientist of Dr. O’Neill’s stature to aid in directing UNITY’s efforts. He brings decades of clinical and commercial drug development experience, particularly in neurological sciences, and we look forward to leveraging his unique insights as we advance our clinical programs,” said Anirvan Ghosh, Ph.D., chief executive officer of UNITY Biotechnology. “His experience will be invaluable to UNITY as we shape the clinical development of UBX1325 for the treatment of diabetic macular edema and diabetic retinopathy, as well as for the exciting neurology programs emerging from our pipeline.”

Dr. O’Neill has more than 25 years of experience in drug development, and medical and regulatory affairs. He is currently chief medical officer and executive vice president of research and development at Sarepta Therapeutics. Previously, Dr. O’Neill spent 15 years at Biogen, holding leadership roles in development programs for Alzheimer’s disease, movement disorders, neurology, multiple sclerosis, pain, neuromuscular disease, gene and cell therapy, and rare diseases, and overseeing multiple global marketing approvals. Dr. O’Neill, a board-certified neurologist, received a Bachelor of Medicine degree at University College Dublin and a Master of Medical Sciences degree from Harvard University. He completed his residency training in neurology at Massachusetts General Hospital, where he also served as Chief Resident.

Coincident with Dr. O’Neill’s appointment, Robert T. Nelsen and David L. Lacey, M.D., have left the board of directors.

In a further reflection of the evolution of UNITY as a clinical stage company, Nathaniel (Ned) David, Ph.D., will step down as president effective December 31st, 2020. Dr. David, who co-founded UNITY in 2011 and has been instrumental in developing UNITY’s early research programs, will continue to serve on UNITY’s board of directors.

Dr. Ghosh added, “On behalf of the entire UNITY team, I would like to thank Ned for his vision and invaluable contributions building the company from the ground up, and his leadership in translational research that have shaped our portfolio. I look forward to continuing to collaborate with Ned in his role as a member of UNITY’s board.”

“This board evolution reflects the progress UNITY has made in advancing a promising pipeline of drug candidates for the treatment of age-related diseases of the eye and brain,” said Keith Leonard, chairman of the board of UNITY Biotechnology. “We are incredibly grateful to Ned, Bob and Dave for their service. Ned’s early research into fundamental pathways of aging biology form the foundation of UNITY. Bob played an instrumental role in creating and shaping a company targeting diseases of aging, and David’s drug discovery insights have shaped our pipeline. We are delighted to welcome an experienced drug developer and biotech leader like Dr. O’Neill to our board as UNITY builds its clinical portfolio.”

About UNITY

UNITY is developing a new class of therapeutics to slow, halt or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to slow, halt or reverse diseases of aging, including for ophthalmologic and neurologic diseases, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for diabetic macular edema and other ophthalmologic diseases, the expected timing of initial results of the Phase 1 study of UBX1325 in diabetic macular edema, and UNITY’s expectations regarding the sufficiency of its cash runway. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the development of preclinical and clinical drug candidates, including delaying or disrupting the enrollment of patients in clinical trials. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see UNITY’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission on November 4, 2020, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.